Exhibit 99.B(p)(21)

STONE HARBOR INVESTMENT PARTNERS LP
STONE HARBOR INVESTMENT FUNDS
STONE HARBOR EMERGING MARKETS INCOME FUND
CODE OF ETHICS

A. STATEMENT OF POLICY.

This Code of Ethics (“Code”) is adopted under Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”) and Rules 204A-1 and 206(4)-5 of the Investment Advisers Act (“Advisers Act”) by Stone Harbor Investment Partners LP (“Adviser” or “Stone Harbor”), a registered investment adviser, and those registered investment companies advised or managed by Stone Harbor (together, the “Stone Harbor Funds”). Unless otherwise noted this Code applies to all partners, officers, trustees and employees of Stone Harbor and the Stone Harbor Funds, as discussed below.

B.                                    GENERAL PRINCIPLES.

All Access Persons (as defined below) owe a fiduciary duty to Stone Harbor’s clients, including the Stone Harbor Funds, when conducting their personal investment transactions. Access Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All personal securities transactions are to be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. All personal securities transactions must also be conducted in compliance with all applicable federal securities laws. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty.

ACCESS PERSONS MUST NEVER TRADE IN A SECURITY WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE ISSUER OR THE MARKET FOR THOSE SECURITIES, EVEN IF THE ACCESS PERSON HAS SATISFIED ALL OTHER REQUIREMENTS OF THIS CODE. Stone Harbor has created the position of Chief Compliance Officer (“CCO”) and the holder of such position shall be responsible for the implementation of this Code and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. ALL ACCESS PERSONS MUST PROMPTLY REPORT ANY VIOLATION OF THE CODE OF ETHICS TO THE CCO. The CCO shall promptly report to the Chief Executive Officer (“CEO”) and General Counsel of Stone Harbor all material violations of, or deviations from, this Code.

C.                               DEFINITIONS.

The following definitions apply to this Code.

1.                                      Access Person. An “Access Person” includes all partners, trustees, officers and employees of Stone Harbor and the Stone Harbor Funds, as well as any natural person in a control relationship to Stone Harbor or the Stone Harbor Funds who obtains information concerning recommendations made to an account with regard to the purchase or sale of Securities.

2.                                      Beneficial Interest. “Beneficial Interest” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934) (“1934 Act”) that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a Security. The term “Pecuniary Interest,” (see Exhibit A) as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

a.              Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

b.              Your interest as a general partner in Securities held by a general or limited partnership.

c.               Your interest as a manager-member in the Securities held by a limited liability company.

d.              Securities held in your 401(k), defined contribution retirement account or individual retirement account.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute a Beneficial Interest in Securities held by a trust:

a.              Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

b.              Your ownership of a vested interest in a trust.

c.               Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

3.                                      Immediate Family. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

4.                                      Independent Trustee. An “Independent Trustee” is a trustee of a Stone Harbor Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

5.                                      Personal Securities Accounts. A “Personal Securities Account” is any account through which Securities can be purchased or sold, including, but is not limited to, a brokerage account, 401(k) account, or variable annuity or variable life insurance policy. A Personal Securities Account includes:

a.              Accounts in an Access Person’s name or accounts in which the Access Person has a direct or indirect Beneficial Interest;

b.              Accounts in the name of an Access Person’s spouse, children under 18, relatives living with the Access Person or for whose support the Access Person is wholly or partially responsible (“Related Persons”); and

c.               Accounts in which an Access Person or Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

A Personal Securities Account does not include:

a.              Estate or Trust Accounts in which an Access Person has a Beneficial Interest, but no power to affect investment decisions;

b.              Fully discretionary accounts managed by a registered investment adviser if (i) the Access Person receives permission from Legal/Compliance, and (ii) there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution;

c.               Direct investment programs, such as dividend reinvestment plans, which allow the purchase of Securities directly from the issuer on a pre-arranged, regularized schedule without the intermediation of a broker/dealer; or

d.              Other accounts over which an Access Person has not direct or indirect influence or control, subject to approval by Legal/Compliance.

6.                                      Securities. Except as provided below, Securities include, in general, any interest or instrument commonly known as a Security including the following:

a.              Stocks;

b.              Bonds;

c.               shares of open and closed-end funds (including exchange-traded funds) and unit investment trusts (“UIT”);

d.              hedge funds;

e.               private equity funds;

f.                limited partnerships;

g.               private placements or unlisted securities;

h.              debentures, and other evidences of indebtedness, including senior debt, subordinated debt;

i.                  investment, commodity or futures contracts; and

j.                 all derivative instruments such as options, warrants and indexed instruments.

Security also includes securities that are “related” to a security being purchased or sold by a Stone Harbor client. A “related security” is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

For purposes of this Policy, Security does not include:

a.              U.S. Treasury obligations and mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government;

b.              bankers’ acceptances;

c.               bank certificates of deposit;

d.              commercial paper;

e.               high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s), including repurchase agreements;

f.                shares of open-end mutual funds not advised or sub-advised by Stone Harbor or an affiliate; and

g.               units of a UIT if such UIT is invested exclusively in unaffiliated mutual funds.

D. PROHIBITED TRANSACTIONS.

No Access Person in connection with the purchase or sale, directly or indirectly, by such person in Securities, shall:

1.                                      Employ any device, scheme or artifice to defraud any Stone Harbor client;

2.                                      Make to a client any untrue statement of a material fact or omit to state to the client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.                                      Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Stone Harbor client; or

4.                                      Engage in any manipulative practice with respect to any Stone Harbor client.

E. RESTRICTIONS, PRE-CLEARANCE, BLACKOUT PERIOD, HOLDING PERIOD AND EXCEPTIONS.

The following restrictions apply to trading for Personal Securities Accounts of Access Persons:

1.                        Restricted List. No transactions for a Personal Securities Account may be made in a Security that is on Stone Harbor’s Restricted List. The Restricted List will be maintained by Stone Harbor and will include issuers about which the Adviser has material non-public information. The Restricted List can be found on Share Point.

2.                        Pre-Clearance Requirement. Access Persons may effect a purchase or sale of: (i) a fixed-income Security, bond, similar evidence of indebtedness, or convertible bond (collectively “fixed-income Security”), (ii) a common stock (or option on such stock) held by Stone Harbor or a Stone Harbor Fund in which they have, or by reason of such transaction acquire, a direct or beneficial interest (it is the responsibility of the Access Person to review the list of common stocks on SharePoint before executing a transaction in a common stock); (iii) any closed-end fund (U.S. registered investment company) for which Stone Harbor or an advisory affiliate serves as adviser or sub—adviser, or (iv) Securities issued in initial public offerings (“IPOs”) or private placements, as described below, in each case only if they obtain prior written clearance from Stone Harbor Legal/Compliance. Requests for pre-clearance shall be made on the appropriate form (attached as Exhibit C) provided by Legal/Compliance for such purpose. Such written pre-clearance shall be based upon a determination by Legal/Compliance in his or her reasonable discretion (in consultation with such other persons as may be necessary) that the purchase or sale is not likely to affect either the price paid for such Security by the client or the value of the client’s holdings in such Security. Pre-clearance is valid on the day it is granted and the following day.

3.                        Blackout Period. No Access Person may acquire or dispose of beneficial ownership in a fixed-income Security (other than an excepted Security (see Section C(6)) or in a common stock (or option on such stock) held by Stone Harbor or a Stone Harbor Fund on a day when such person knows or has reason to know that there is a pending order for a client account. No investment person (portfolio manager or analyst) may acquire or dispose of beneficial ownership in a fixed-income Security (other than an excepted Security) or in a common stock (or option on such stock) held by Stone Harbor or a Stone Harbor Fund if any purchase or sale of such fixed-income Security or common stock (or option on such stock) has been made by Stone Harbor or a Stone Harbor Fund in the prior seven calendar days or can reasonably be anticipated to be made during the next seven calendar days.

4.                        Holding Period. Access Persons must hold any Security that is required to be pre-cleared (see Section E(2) above and Section E(7) below) for at least 60 calendar days.

5.                        Exceptions. Pre-clearance shall not be required for any Securities transaction, or series of related transactions, involving (i) common stocks or options on such stocks (unless the issuer is on the restricted list, the common stock is being purchased in an IPO or Stone Harbor or a Stone Harbor Fund holds the common stock) (it is the responsibility of the Access Person to review the list of common stocks on SharePoint before executing a transaction in a common stock); (ii) municipal bonds; (iii) closed-end funds (U.S. registered investment companies) not advised or sub-advised by Stone Harbor or an advisory affiliate; (iv) ETFs; (v) options on broad based stock indices; (vi) interests in qualified state college tuition programs (“529 Plans”); or (vii) shares of open-end mutual funds or similar collective investment vehicles (registered in another jurisdiction ), even if Stone Harbor or an advisory affiliate acts as investment adviser or sub-adviser to such fund. Applicable reporting and related requirements of the Code still apply to transactions in the Securities described in this Section E(5). In addition, pre-clearance is not required for any transaction by an Independent Trustee.

6.                        Insider Trading. In accordance with the applicable rules and regulations pertaining to insider trading, all Access Persons are prohibited from engaging in any Securities transaction for their own benefit or the benefit of others, including any clients, while in possession of material, nonpublic information concerning such Securities. Material non-public information about any client’s investment portfolio or activities in your possession may not be communicated to anyone, including persons within the Adviser, except to Legal/ Compliance. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted. Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

Contacts with public companies will sometimes be a part of an Adviser’s research efforts. Persons providing investment advisory services to clients may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person or Related Person becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. To protect yourself, clients and the Adviser, you should contact Legal/Compliance immediately if you believe that you may have received material, non-public information.

7.                        IPOs and Private Placements. Securities offered pursuant to an IPO or private placement may not be purchased for Personal Securities Accounts without the prior written approval of the Chief Investment Officer (“CIO”) or CEO and Legal/Compliance. In connection with any decision to approve such an investment, Legal/Compliance will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest. Such information shall be provided on the IPO/Private Placement Request Form attached as Exhibit E.

F. ACKNOWLEDGMENT AND REPORTING.

The following reports must be submitted to Legal/Compliance, and the information contained therein must be current as of a date not more than 45 days before such person became an Access Persons (for the purposes of the report in Section F(2)) or 45 days before the submission date of a report (with respect to the report in Section F(5)):

1.                                 Delivery of Code. Upon becoming an Access Person, Stone Harbor will provide such Access Person with a copy of this Code. Within 10 days of becoming an Access Person, such Access Person must submit to Legal/Compliance an acknowledgement that they have received a copy of this Code, and that they have read and understood its provisions. See Exhibit B for the Form of Acknowledgement and Initial Holdings Report. Thereafter, Stone Harbor will promptly provide each Access Person with any amendments to the Code. Within 10 days of receipt of any such amendments, each Access Person must submit to Legal/Compliance an acknowledgement that they have received a copy of such amendment, and that they have read and understood it.

2.                                 Initial Holdings Report. Within 10 days of becoming an Access Person, he or she must submit to Legal/Compliance a statement of all Securities in which such Access Person has any direct or indirect beneficial ownership. This statement must include (i) the title and type of

Security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Security, (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of such Access Person and (iii) the date of submission by the Access Person. Such information shall be provided on the Form of Acknowledgement and Initial Holdings Report attached as Exhibit B. Each Access Person shall also complete a Compliance Questionnaire .

3.                                 Opening and Maintaining Personal Securities Accounts. An Access Person must provide Stone Harbor with duplicate trade confirmations and account statements for each Personal Securities Account of such Access Person and any Related Persons. Such trade confirmations and account statements should be provided to Legal/Compliance at least as frequently as with the quarterly report (as described below) for the quarter within which such transaction occurred. In addition, Access Persons must notify Legal/Compliance upon opening a new brokerage account. Such notice shall be made promptly after such account is opened and include, at a minimum, the name of the broker, the account number, and contact information for the broker. Legal/Compliance will send a letter to each broker-dealer that is housing a Personal Securities Account for an Access Person and his or her Related Persons, directing the broker-dealer to send copies of trade confirmations and periodic (generally at least quarterly) account statements to Legal/Compliance.

4.                                 Quarterly Transactions Report. Within 30 days after the end of each calendar quarter, each Access Person must provide information to Legal/Compliance relating to Securities transactions executed during the previous quarter for all Personal Securities Accounts. This statement must include (i) the date of the transaction, (ii) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each Security, (iii) the nature of the transaction, (iv) the price of the Security at which the transaction was effected, (v) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of such Access Person during the quarter and (vi) the date of submission by the Access Person. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates. A report containing Securities transactions under this Section F(4) will not be required to the extent that such report would duplicate information contained in the trade confirmations and accounts statements already received by the Adviser.

5.                                 Annual Holdings Report. Each Access Person shall submit an annual report to Legal/Compliance showing as of a date no more than 45 days before the report is submitted (1) the title, number of shares and principal amount of each Security in which the person had any direct or indirect beneficial ownership, (2) the name of any broker, dealer or bank with whom the person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person or Related Persons during the year, and (3) the date that the report is submitted by the Access Person. Such information shall be provided on the Annual Securities Holdings Report and Certification Form attached as Exhibit D.

6.                                      Annual Acknowledgment of Code. All Access Persons are required to recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code and (iii) disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to this Code. The acknowledgement is contained in the Annual Securities Holdings Report and Certification Form attached as Exhibit D.

7.                                      Exemptions. Independent Trustees of Stone Harbor Funds are exempt from the initial holdings reporting requirement and annual holdings reporting requirement. In addition, they are also exempt from the quarterly holdings reporting requirement, including the related requirement under Section F(3) to provide Stone Harbor with duplicate trade confirmations and account statements for all Personal Securities Accounts, unless such Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Stone Harbor Fund trustee should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Security, a Stone Harbor Fund purchased or sold the Security, or Stone Harbor considered purchasing or selling the Security. Such Independent Trustees are also exempt from the pre-clearance requirements described in Sections E(2) and E(7).

8.                                      Appointment of Agent. Officers of the Stone Harbor Funds that are employees of service providers other than Stone Harbor (e.g., ALPS Fund Services, Inc. may have the Chief Compliance Officer or designee of such service provider maintain the documentation required by this Code and conduct the necessary reviews on behalf of the Stone Harbor Funds in order to confirm that the requirements of this Code have been met by such Officers. In connection with such reviews, such service provider’s Chief Compliance Officer may provide quarterly and annual certifications to the Stone Harbor Funds’ CCO in lieu of the CCO reviewing such documentation.

G. EXEMPTIONS.

Purchases or sales of Securities that receive the prior approval of Legal/Compliance (upon consultation with another executive officer of Stone Harbor, as appropriate) may be exempted from certain restrictions if such purchases or sales are not likely to have any economic effect on any client account managed, advised or sub-advised by the Adviser.

H.                                   MAXIMUM TRADES AND TRADE REQUESTS PER QUARTER

While there is no maximum limitation on the number of trades that an Access Person may execute or request per quarter, the Code grants the CCO (in consultation with the CIO or CEO) the power to impose a limitation on any Access Person if it is believed to be in the best interest of Stone Harbor or its clients.

I.                                        OUTSIDE AFFILIATIONS AND DIRECTORSHIPS

Access Persons (but not Related Persons) must obtain written approval from Legal/Compliance before accepting outside employment or becoming a director of a public company. Such information shall be provided on the appropriate Outside Directorship Approval/Reporting Form attached as Exhibit F or Outside Activity Approval Request/Reporting Form attached as Exhibit G.

J.                                        GIFTS AND ENTERTAINMENT.

A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Stone Harbor and its clients, including the Stone Harbor Funds. Accordingly, Access Persons may not receive any gift, service, or other thing of more than de minimus value (i.e. $100) from any person or entity that does business with or on behalf of Stone Harbor or the Stone Harbor Funds during any twelve consecutive months, and no Access Person may give or offer any gift of more than de minimus value to existing clients, prospective clients, or any entity that does business with or on behalf of Stone Harbor without pre-approval by Legal/Compliance. A record of all such gifts valued at more than $100 will be maintained in a log describing the nature of the gift, who gave the gift, who received the gift, and the total cost and approximate per person cost will be maintained by Finance for a period of at least five years. Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

Access Persons may provide or accept an invitation to a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present at the event. Prior written permission of the CEO is required to accept or provide entertainment that exceeds $250 per person. A record of all such entertainment valued at more than $250 will be maintained in a log describing the nature of the entertainment, where it took place, who attended, the total cost and approximate per person cost will be maintained by Finance for a period of at least five years. Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

ANY GIFT OR ENTERTAINMENT RELATING TO A GOVERNMENT OFFICIAL, UNION OFFICIAL OR ERISA PLAN FIDUCIARY SHOULD BE PRE-APPROVED BY LEGAL/COMPLIANCE.

ANY ACCESS PRSON THAT IS RQEUIRED TO REGISTER AS A LOBBYIST WITH ANY STATE, LOCAL, MUNICIPAL OR FOREIGN GOVERNMENT MUST NOTIFY LEGAL/COMPLIANCE.

K. POLITICAL CONTRIBUTIONS

Scope. Except where otherwise stated, this Section (the “Political Contributions Policy”) shall apply to (i) Stone Harbor, (ii) any general partner, principal or executive officer, or individual with a similar status or function, of Stone Harbor, (iii) any employee of Stone Harbor, and (iii) any political action committee controlled by Stone Harbor or any of its employees (each, a “Covered Person”). This Political Contributions Policy also applies to a Covered Person’s Family Members. “Family Member” includes a Covered Person’s spouse or domestic partner, as well as any minor children or other dependents residing in a Covered Person’s home. Any officer, director or employee of an affiliate of Stone Harbor that supervises, directly or indirectly, any employee of Stone Harbor or an affiliate who solicits a Government Entity for Stone Harbor is also a Covered Person and therefore subject to the requirements of this Political Contributions Policy.

1.                                 General Policy.           Covered Persons (including Family Members), are prohibited from making Political Contributions (as defined in Exhibit A) of more than (i) $350 per election to Officials (as defined in Exhibit A) for whom the Covered Person is entitled to vote and (ii) $150 per election to Officials for whom the Covered Person is not entitled to vote. For purposes of this section, a primary election and a general election during the same year are considered separate elections.

Covered Persons are also prohibited from coordinating or soliciting any person or political action committee to make (including, but not limited to, causing Stone Harbor, a Stone Harbor Fund or a private investment fund advised by Stone Harbor to make) (i) any Political Contribution to an official of a Government Entity (as defined in Exhibit A) or candidate for office of a Government Entity (including any election committee for such official or candidate) or (ii) any payment (including any gift, loan, advance or anything of value) to a political party of a state or locality. Covered Persons should note that coordinating or soliciting Political Contributions can include actions that can be interpreted as supporting an official or political party, including, but not limited to the use of Stone Harbor’s name or Covered Person’s name on fundraising literature for a candidate, or Stone Harbor or a Covered Person sponsoring a meeting or conference which features an official or candidate as an attendee or guest speaker and which involves fundraising for the official or candidate.

STONE HARBOR PROHIBITS POLITICAL CONTRIBUTIONS THAT ARE GIVEN TO RETAIN OR OBTAIN BUSINESS OR OTHERWISE INFLUENCE A GOVERNMENT OFFICIAL TO SECURE BUSINESS. IF YOU HAVE ANY QUESTION REGARDING THE APPROPRIATENESS OF A POLITICAL CONTRIBUTION, YOU SHOULD CONTACT LEGAL/COMPLIANCE.

2.                                 Disclosure and Pre-clearance. All Political Contributions must be disclosed and approved by the CCO or General Counsel in writing in advance of any Political Contribution being made. Generally, it is Stone Harbor’s policy to permit any proposed Political Contribution so long as it does not cause a violation of Rule 206(4)-5 under the Advisers Act (the “Rule”) or this Code or a reasonably foreseeable violation of the Rule or this Code based on current or future prospective clients of the Adviser. However, the CCO or General Counsel may also prohibit any proposed Political Contribution that is deemed by the CCO or General Counsel to raise a risk of violating the Rule, this Code, or for any other reason whatsoever.

Written requests for pre-clearance of Political Contributions shall be made using the Political Contribution Pre-Clearance Form attached to this Code as Exhibit H.

3.                                      Quarterly Reporting: Additionally, on a quarterly basis, the CCO shall obtain an acknowledgment from all Covered Persons that they are aware of this Political Contributions Policy and in compliance with the Policy, and such Covered Persons shall verify all Political Contributions made in the past quarter by such Covered Persons (and their Family Members), including the dates on which such Political Contributions were made and whether any such Political Contribution was the subject of the exception for certain returned Contributions pursuant to Rule 206(4)-5(b)(3) (which provides a limited means to cure certain contributions made by a Covered Person by returning such contributions. All quarterly reports shall be made using the Quarterly Political Contributions Report and Acknowledgement Form attached to this Code as Exhibit I.

4.                                      New Covered Persons. In advance of becoming a Covered Person, a potential Covered Person must disclose in writing to the CCO or General Counsel all Political Contributions to any Official of a Government Entity or candidate for office of a Government Entity (including any election committee) made by the Covered Person (or Family Members) during the two years prior to potentially becoming a Covered Person.

5.                                      New Government Entity Investors. In advance of admitting a Government Entity as an investor in a Fund or accepting a Government Entity as a client, the CCO or General Counsel or designee shall review records of Political Contributions made within two years of the date of the investor’s admission or acceptance to determine whether any Contributions have been made to any Official of the Government Entity.

6.                                      Confidentiality. The Adviser respects the rights of its employees to lawfully contribute to the political process and will keep the information provided under this Political Contributions Policy confidential, subject to the rights of inspection of all regulatory and licensing bodies or as any disclosure may become necessary or advisable in the operation of the Adviser, including disclosures at the request of representatives of investors and potential investors who are government clients, pension funds, or their fiduciaries if requested to do so.

7.                                      Compliance with Other Laws. It should not be assumed that pre-clearance or approval under this Political Contributions Policy is confirmation that an employee is complying with any applicable campaign finance or other applicable laws and each employee is urged to consult such advisors or counsel as appropriate on such laws. With respect to investors and potential investors that are state or local entities additional or different state or local rules may apply. Before admitting an investor that is a state or local entity, the CCO or General Counsel or designee shall review applicable rules and regulations applicable to that investor and determine whether additional policies or procedures are advisable.

8.                                      Violations. If any Covered Person becomes aware of a violation of this Policy they must promptly notify the CCO. In the event a Covered Person (or Family Member) makes a Political Contribution in violation of this Code or the Rule, the Covered Person agrees to take all reasonable efforts to prevent the triggering of a two-year time out period, including actively seeking the return of the Political Contribution.

9.                                      Indirect Contributions. Covered Persons should be aware that the Rule prohibits the Adviser and its Covered Persons from doing anything indirectly which, if done directly, would result in a violation of the Rule and this Political Contributions Policy. Covered Persons should be mindful of these provisions and should be aware that soliciting a person, such as a family member or friend, to make a Political Contribution may also be a violation of the Rule and this Policy. Similarly, Political Contributions made to an entity that will use the funds to support a candidate for office of a Government Entity could be a violation of this Policy and the Rule. Further, use of Stone Harbor resources (such as office space, telephones, etc.) in connection with volunteer activities could be a violation of this Policy and the Rule. In addition, a Stone Harbor Fund may not make a payment that, if made by the Adviser, would violate this Policy or the Rule. Covered Persons should consult the CCO if they have any questions about whether a political contribution, payment or activity would be prohibited or restricted by this Policy or the Rule.

STONE HARBOR PROHIBITS POLITICAL CONTRIBUTIONS THAT ARE GIVEN TO RETAIN OR OBTAIN BUSINESS OR OTHERWISE INFLUENCE A GOVERNMENT OFFICIAL TO SECURE BUSINESS. IF YOU HAVE ANY QUESTION REGARDING THE APPROPRIATENESS OF A POLITICAL CONTRIBUTION, YOU SHOULD CONTACT LEGAL/COMPLIANCE.

L. SANCTIONS.

The CCO shall report all material violations of this Code to the CEO and General Counsel of Stone Harbor. These three officers shall direct whatever remedial steps they deem appropriate to correct a material violation of the Code, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator. In addition, the CCO may impose additional sanctions, if, based upon all of the facts and circumstances considered, such action is deemed appropriate. Any profits that are disgorged or paid in connection with a violation of this Code shall be donated to one or more charities as directed by Stone Harbor. All Access Persons are required to promptly report any violations of this Code to Legal/Compliance. Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code.

M.                                 CONFIDENTIALITY.

All information obtained from any person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law, regulation or this Code.

N.                                    CONSULTANTS AND TEMPORARY OR PART-TIME EMPLOYEES

Upon commencing their employment with Stone Harbor, consultants, temporary or part-time employees will be given a copy of this Code and will be required to acknowledge receipt of the Code and abide by the general fiduciary requirements set forth in Sections A and B; the prohibition on insider trading set forth in Section E(6); the requirements regarding Gifts and Entertainment set forth in Section J; and the Political Contributions Policy, to the extent such person is a Covered Person, set forth in Section K. Consultants, temporary or part-time employees that have an engagement of more than three months are subject to all provisions of the Code, including pre-clearance.

O.                                    RETENTION OF RECORDS.

All records relating to personal Securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Each Access Person of Stone Harbor is to maintain records to establish that their investment decisions did not involve a conflict with the Code. Generally such records would include, among other things, copies of the Access Person’s pre-clearance authorizations, brokerage statements (if any) and receipts or other documentation relating to gifts and entertainment and political contributions.

P.                                      TRAINING

Each new Access Person must attend a Code of Ethics training session within a reasonable period of time after joining Stone Harbor.

Q.                                    BOARD REVIEW.

Stone Harbor shall provide to the Board of Trustees of any U.S. registered investment company client, on a quarterly basis, a written report of all material violations of this Code, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

R.                                    AMENDMENTS.

Unless otherwise noted herein, this Code shall become effective as to all Access Persons, and, to the extent applicable, Covered Persons upon employment. This Code may be amended as to Access Persons and Covered Persons from time to time by the CCO. The CCO shall promptly notify all Access Persons and Covered Persons of any such amendments. Any material amendment of this Code shall be submitted to the Board of Trustees of any U.S. registered investment company client for approval in accordance with Rule 17j-1 under the 1940 Act.

Revised 2011

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

For Purposes of the attached Code of Ethics, “Beneficial Ownership” shall be interpreted in the same manner, as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.                                 Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.                                 Your interest as a general partner in Securities held by a general or limited partnership.

3.                                 Your interest as a manager-member in the Securities held by a limited liability company.

4.                                 Securities held in your 401(k), defined contribution retirement account or individual retirement account.

You do NOT have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, UNLESS you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.                                 Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.                                 Your ownership of a vested interest in a trust.

3.                                 Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

DEFINITION OF OFFICIAL, POLITICAL CONTRIBUTION AND GOVERNMENT ENTITY

An Official includes:

(i) any person, who at the time of the contribution was an incumbent, candidate or successful candidate for elective office of a state or local government entity if the office:

a)             Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

b)             Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

(ii) a candidate for federal office if that candidate is a state or local government official at the time of the contribution.

A Political Contribution means any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

Government Entity means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “Code”), or a state general fund; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by section 529 of the Code, a retirement plan authorized by section 403(b) or 457 of the Code, or any similar program or plan; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

EXHIBIT B

STONE HARBOR INVESTMENT PARTNERS LP

STONE HARBOR INVESTMENT FUNDS

STONE HARBOR EMERGING MARKETS INCOME FUND

ACKNOWLEDGEMENT & INITIAL HOLDINGS REPORT PURSUANT TO THE CODE OF ETHICS (“CODE OF ETHICS” or “CODE”). THIS REPORT MUST BE COMPLETED AND RETURNED TO THE CHIEF COMPLIANCE OFFICER WITHIN 10 DAYS OF EMPLOYMENT.

NAME:		DATE OF EMPLOYMENT:
(PLEASE PRINT)

BROKERAGE ACCOUNT INFORMATION:

☐                                    I do not have a BENEFICIAL INTEREST in any account(s) with any financial services firm.

☐                                    I maintain the following brokerage account(s). Please list any broker, dealer or bank, which holds Securities for your direct or indirect benefit as of the date of your employment.

Name of Financial Services Firm and Address	Account Title	Account Number

SECURITIES HOLDINGS INFORMATION:

Complete the following (or attach a copy of your most recent statements(s)) listing all of your Securities holdings as of the date of your employment. If attaching statement(s), please be sure to include any additional Securities purchased since the date of the statement. U.S. Government securities do not need to be disclosed. For a list of other Securities not required to be reported, please see Section C of the Code of Ethics.

Title/Type of Security	Ticker Symbol/Number of Shares	Principal Amount	Held Since	Broker Name

☐                                    I have no Securities holdings to report.

I CERTIFY THAT I HAVE RECEIVED A COPY OF THE CODE OF ETHICS, AND THAT I HAVE READ AND UNDERSTOOD ITS PROVISIONS. I FURTHER CERTIFY THAT THE ABOVE REPRESENTS A COMPLETE AND ACCURATE DESCRIPTION OF MY BROKERAGE ACCOUNT(S) AND SECURITIES HOLDINGS AS OF MY INITIAL DATE OF EMPLOYMENT.

Signature:

Date: